Exhibit 99.1

    COLUMBUS, Mont., July 12 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) As announced earlier today, a proposed labor agreement between Stillwater Mining Company and the Paper, Allied Industrial, Chemical and Energy Workers International Local 8-0001 has been rejected by a vote of the union membership. An extension of the previous contract, which covers workers at the Company's Stillwater Mine and Columbus, Montana processing facilities, expired at noon today, July 12. The union bargaining unit accordingly has now declared a strike.

    Workers at the company's East Boulder Mine facilities are covered by a different labor agreement and are not involved in the work stoppage.

    Union members with questions regarding compensation or benefits during the strike are invited to contact the company's Human Resources Department at
(406) 322-8930 for assistance. In addition, the company is maintaining an information hotline for employees at (406) 328-8599. Union members should seek guidance from the union regarding other strike-related questions.


    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa. The Company is traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.


    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Additional information regarding factors which could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" above in the Company's 2003 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.



SOURCE  Stillwater Mining Company
    -0-                             07/12/2004
    /CONTACT: John W. Pearson of Stillwater Mining Company, +1-406-322-8742/ /Web site: http://www.stillwatermining.com /
    (SWC)

CO: Stillwater Mining Company; Paper, Allied Industrial, Chemical and Energy Workers International
ST:  Montana
IN:  MNG
SU:  LBR CON